Exhibit 4.3

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Series B Preferred Stock of

OPENTABLE.COM, INC.

Dated as of August 3, 1999 (the “Effective Date”)

WHEREAS, OpenTable.com, a California corporation (the “Company”) has entered into a Master Lease Agreement dated as of August 3, 1999, Equipment Schedule No. VL-1 and VL-2 dated as of August 3, 1999 (collectively, the “Schedules”), and related Summary Equipment Schedules (collectively, the “Leases”) with Comdisco, Inc., a Delaware corporation (the “Warrantholder”); and

WHEREAS, the Company desires to grant to Warrantholder, in consideration for such Leases, the right to purchase shares of its Series B Preferred Stock;

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering such Leases and in consideration of mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

1.                                      GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

The Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe to and purchase, from the Company, such number of fully paid and non-assessable shares of the Company’s Series B Preferred Stock (“Preferred Stock”) equal to $73,500.00 divided by the Exercise Price.  For any portion of the Commitment Amounts under the Schedules (as such term is defined in the Schedules) utilized prior to the closing of the Next Round (“Utilized Commitment Amount”), the number of shares issuable hereunder shall be calculated by multiplying the Utilized Commitment Amount by 4.9% divide by an Exercise Price equal to $0.70 (“Exercise Price I”).  The remaining number of shares issuable hereunder shall equal the difference between the Commitment Amounts under the Schedules and the Utilized Commitment Amount multiplies by 4.9% divided by an Exercise Price equal to the Next Round price per share (“Exercise Price II”).  Hereinafter the term Exercise Price shall mean both Exercise Price I and Exercise Price II.

Next Round shall be defined as (i) preferred stock financing of at least $2,000,000, (ii) the sale, conveyance disposal, or encumbrance of all or substantially all of the Company’s property or business or Company’s merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Company is disposed of (“Merger Event”), provided that a Merger Event shall not apply to a merger effected exclusively for the purpose of changing the domicile of the company or (iii) an initial public offering of the Company’s Common Stock which such public offering has been declared effective by the SEC.

The number and purchase price of such shares are subject to adjustment as provided in Section 8 hereof.

2.                                      TERM OF THE WARRANT AGREEMENT.

Except as otherwise provided for herein, the term of this Warrant Agreement and the right to purchase Preferred Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period of (i) ten (10) years or (ii) five (5) years from the effective date of the Company’s initial public offering, whichever is shorter.

Notwithstanding the term of this Warrant Agreement fixed pursuant to the above paragraph, the right to purchase Preferred Stock as granted herein shall expire, if not previously exercised immediately upon the closing of a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (the “Merger”) provided in which Warrantholder realizes a value for its shares equal to or greater that a per share of at least 3 times the Exercise Price.

The Company shall notify the Warrantholder if the Merger is proposed in accordance with the terms of 8(f) hereof, and if the Company fails to deliver such written notice, then notwithstanding anything to the contrary in this Warrant Agreement, the rights to purchase the Company’s Preferred Stock shall not expire until the Company complies with such notice provisions.  Such notice shall also contain such details of the proposed Merger as are reasonable in the circumstances.  If such closing does not take place, the Company shall promptly notify the Warrantholder that such proposed transaction has been terminated, and the Warrantholder may rescind any exercise of its purchase rights promptly after such notice of termination of the proposed transaction if the exercise of Warrants has occurred after the Company notified the Warrantholder that the Merger was proposed.  In the event of such recission, the Warrants will continue to be exercisable on the same terms and conditions contained herein.

3.                                      EXERCISE OF THE PURCHASE RIGHTS.

The purchase rights set forth in this Warrant Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2 above, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, and in no event later than twenty-one (21) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Exercise Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of Warrants (“Net Issuance”) as determined below.  If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X = Y(A-B)

           A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder.

	Y =	the number of shares of Preferred Stock requested to be exercised under this Warrant Agreement.

	A =	the fair market value of one (1) share of Preferred Stock.

	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i)                                     if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii)                                  if this Warrant is exercised after, and not in connection with the Company’s initial public offering, and:

(a)                                  if traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(b)                                 if actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii)                               if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Preferred Stock shall be deemed to be the value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such merger or acquisition.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant Agreement representing the remaining number of shares purchasable hereunder.  All other terms and conditions of such amended Warrant Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

4.                                      RESERVATION OF SHARES.

(a)                  Authorization and Reservation of Shares.  During the term of this Warrant Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein.

(b)                 Registration or Listing.  If any shares of Preferred Stock required to be reserved hereunder require registration with or approval of any governmental authority under any Federal or State law (other than any registration under the Securities Act of 1933, as amended (“1933 Act”), as then in effect, or any similar Federal statute then enforced, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered, listed or approved for listing on such domestic securities exchange, as the case may be.

5.                                      NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6.                                      NO RIGHTS AS SHAREHOLDER.

This Warrant Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the exercise of the Warrant.

7.                                      WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant Agreement.

8.                                       ADJUSTMENT RIGHTS.

The purchase price per share and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows.

(a)                  Merger and Sale of Assets.  If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation whether or not the Company is the surviving corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (hereinafter referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of the Warrant, the number of shares of preferred stock or other securities of the successor corporation resulting from such Merger Event, equivalent in value to that which would have been issuable if Warrantholder had exercised this Warrant immediately prior to the Merger Event.  In any such case, appropriate adjustment (as determined in good faith by the

Company’s Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interest of the Warrantholder after the Merger Event to the end that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable) shall be applicable to the greatest extent possible.

(b)                 Reclassification of Shares.  If the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c)                  Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Preferred Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

(d)                 Stock Dividends.  If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution.  The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(e)                  Right to Purchase Additional Stock.  If, the Warrantholder’s total cost of equipment leased pursuant to the Leases exceeds $1,500,000, Warrantholder shall have the right to purchase from the Company, at the Exercise Price (adjusted as set forth herein), an additional number of shares, which number shall be determined by (i) multiplying the amount by which the Warrantholder’s total equipment cost exceeds $1,500,000 by 4.9%, and (ii) dividing the product thereof by the Exercise Price per share referenced above.

(f)                    Antidilution Rights.  Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Company’s Certificate of Incorporation, as amended through the Effective Date, a true and complete copy of which is attached hereto as Exhibit IV (the “Charter”).  The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter.  The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Warrant, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred.

(g)                 Notice of Adjustments.  If: (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an initial public offering; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of a public offering, the Company shall give the Warrantholder at least twenty (20) days written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Warrantholder, at the address as shown on the books of the Company.

(h)                 Timely Notice.  Failure to timely provide such notice required by subsection (g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.  The notice period shall begin on the date Warrantholder actually receives a written notice containing all the information specified above.

9.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                  Reservation of Preferred Stock.  The Preferred Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Preferred Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws.  The Company has made available to the Warrantholder true, correct and complete copies of its Charter and Bylaws, as amended.  The issuance of certificates for shares of Preferred Stock upon exercise of the Warrant Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock.  The Company shall not be required to pay any tax which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)                 Due Authority.  The execution and delivery by the Company of this Warrant Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Leases and this Warrant Agreement are not inconsistent with the Company’s Charter or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Leases and this Warrant Agreement constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.

(c)                  Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant Agreement, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)                 Issued Securities.  All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all Federal and state securities laws.  In addition:

(i)                                     The authorized capital of the Company consists of (A) 23,000,000 shares of Common Stock, of which 7,063,917 shares are issued and outstanding, and (B) 2,950,000 shares of Series A preferred stock, of which 2,777,777 shares are issued and outstanding, and (C) 3,600,000 shares of Series B preferred stock, of which 2,892,858 shares are issued and outstanding.

(ii)                                  The Company has reserved 2,740,000 shares of Common Stock for issuance under its 1999 Stock Option Plan, under which 804,500 options are outstanding at an average price of $0.0781 per share.  There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii)                               In accordance with the Company’s Articles of Incorporation, no shareholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.

(e)                  Insurance.  The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

(f)                    Other Commitments to Register Securities.  Except as set forth in that certain Amended and Restated Investor Rights Agreement dated as of May 18, 1999, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g)                 Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10 hereof, the issuance of the Preferred Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h)                 Compliance with Rule 144.  At the written request of the Warrantholder, who proposes to sell Preferred Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

10.                               REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)                  Investment Purpose.  The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)                 Private Issue.  The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Warrant is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)                  Disposition of Warrantholder’s Rights.  In no event will the Warrantholder make a disposition of any of its rights to acquire Preferred Stock or Preferred Stock issuable upon exercise of such rights unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Warrantholder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available.  Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Preferred Stock or Preferred Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Preferred Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Warrantholder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Warrantholder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.  Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a share of Preferred Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Preferred Stock not bearing any restrictive legend.

(d)                 Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(e)                  Risk of No Registration.  The Warrantholder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Warrant Agreement, or

(ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of its rights of the Warrantholder to purchase Preferred Stock or Preferred Stock which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

(f)                    Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

11.                               TRANSFERS.

Subject to the terms and conditions contained in Section 10 hereof, this Warrant Agreement and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee, provided, however, in no event shall the number of transfers of the rights and interests in all of the Warrants exceed three (3) transfers.  The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

12.                               MISCELLANEOUS.

(a)                  Effective Date.  The provisions of this Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Warrant Agreement shall be binding upon any successors or assigns of the Company.

(b)                 Attorney’s Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

(c)                  Governing Law.  This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of Illinois.

(d)                 Counterparts.  This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)                  Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth) or seven (7) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at 6111 North River Road, Rosemont, Illinois 60018, Attention: Venture Lease Administration, cc: Legal Department, Attention.: General Counsel, (and/or, if by facsimile, (847) 518-5465 and (847)518-5088) and (ii) to the Company at 375 Alabama Street, Suite 460, San Francisco, California 94110, Attention: Chief Financial Officer (and/or if by facsimile, (415) 551-1441), cc: Perkins Coie, 125 Commonwealth Drive, Menlo Park, California, 94025, attention Ralph L. Arnheim III (and/or if by facsimile (650) 752-6050 or at such other address as any such party may subsequently designate by written notice to the other party.

(f)                    Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.  The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(g)                 No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(h)                 Survival.  The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

(i)                     Severability.  In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(j)                     Amendments.  Any provision of this Warrant Agreement may be amended by a written instrument signed by the Company and by the Warrantholder.

(k)                  Market Stand-Off Agreement.  Warrantholder agrees that, during the period of duration, (up to, but not exceeding, 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation), any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the registrable securities of the Warrantholder (and shares or securities of every other person subject to the foregoing restriction) until the end of such period, and Warrantholder agrees, that, if so requested, Warrantholder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this section.

Notwithstanding the foregoing, the obligations described in this section shall not apply to a registration relating solely to employee benefit plans on form S-1, Form S-3 or Form S-8 or similar forms which may be promulgated in the future, or a registration statement relating solely to an SEC Rule 145 transaction on Form-4 or similar forms which may be promulgated in future.

(l)                     Additional Documents.  The Company, upon execution of this Warrant Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in subparagraphs (a) through (d), (f) and (g) of Section 9 above.  If the purchase price for the Leases referenced in the preamble of this Warrant Agreement exceeds $1,000,000, the Company will also provide Warrantholder with an opinion from the Company’s counsel with respect to those same representations, warranties and covenants.  The Company shall also supply such other documents as the Warrantholder may from time to time reasonably request.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

Company:	OPENTABLE.COM, INC.

By:	/s/ Chuck Templeton

Title:	President & CEO

Warrantholder: COMDISCO, INC.

By:	/s/ Jill C. Hanses

Title:	SR VP

EXHIBIT I

NOTICE OF EXERCISE

To:

(1)

The undersigned Warrantholder hereby elects to purchase            shares of the Series            Preferred Stock of                                             , pursuant to the terms of the Warrant Agreement dated the                               day of                                                           , 19         (the “Warrant Agreement”) between                                                                and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2)

In exercising its rights to purchase the Series              Preferred Stock of                                                                                 , the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 10 of the Warrant Agreement.

(3)	Please issue a certificate or certificates representing said shares of Series Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

Warrantholder: COMDISCO, INC.

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned                                                               , hereby acknowledge receipt of the “Notice of Exercise” from Comdisco, Inc., to purchase          shares of the Series          Preferred Stock of                                       , pursuant to the terms of the Warrant Agreement, and further acknowledges that                    shares remain subject to purchase under the terms of the Warrant Agreement.

Company:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:

The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant Agreement.

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

EASYEATS.COM, INC.

a California corporation

The undersigned, Chuck Templeton and Ralph L. Arnheim III, certify that:

1.                                       They are the duly elected President and Secretary, respectively, of easyeats.com, inc. a California corporation.

2.                                       This Certificate of Amendment of the Amended and Restated Articles of Incorporation amends Article I of this corporation’s Amended and Restated Articles of Incorporation to read in its entirety as follows:

“ARTICLE I

The name of this corporation is OpenTable.com, Inc.”

3.                                       The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4.                                       The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law.  The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 7,063,917 shares of Common Stock, 2,777,777 shares of Series A Preferred Stock and 2,857,143 shares of Series B Preferred Stock.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.  The percentage vote required was a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Series A Preferred Stock and a majority of the outstanding shares of Series B Preferred Stock, each voting separately as a class.

(signature page follows)

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at San Francisco, California, on May 27, 1999.

/s/ Chuck Templeton
Chuck Templeton, President

/s/ Ralph L. Arnheim III
Ralph L. Arnheim III, Secretary

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

EASYEATS.COM, INC.

The undersigned, Chuck Templeton and Ralph L. Arnheim III, hereby certify that:

1.                                       They are the duly elected and acting President and Secretary, respectively, of easyeats.com, inc., a California corporation.

2.                                       The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is easyeats.com, inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

(A)                              Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is Thirty Million (30,000,000) shares, each with a par value of $0.0001 per share.  Twenty-Three Million (23,000,000) shares shall be Common Stock and Seven Million (7,000,000) shares shall be Preferred Stock.

(B)                                Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Two Million Nine Hundred Fifty Thousand (2,950,000) shares.  The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Three Million Six Hundred Thousand (3,600,000) shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and the Series B Preferred Stock are as set forth below in this Article III(B).  The Series A Preferred Stock and the Series B Preferred Stock are referred to collectively as the “Preferred Stock.”

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1.                                       Dividend Provisions.  Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.0216 per share per annum on each outstanding share of Series A Preferred Stock and at the rate of $0.0875 per share per annum on each outstanding share of Series B Preferred Stock, payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.

2.                                       Liquidation.

(a)                                  Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.27 per share for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends and an amount per share equal to $0.70 per share for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 Remaining Assets.  Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

(c)                                  Certain Acquisitions.

(i)                                     Deemed Liquidation.  For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of

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securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

(ii)                                  Valuation of Consideration.  In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                              Securities not subject to investment letter or other similar restrictions on free marketability:

(1)                                  If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)                                  If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii)                               Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

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(iv)                              Effect of Noncompliance.  In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

3.                                       Redemption.  The Preferred Stock is not redeemable.

4.                                       Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Subject to Section 4(c), (i) each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.27 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, and (ii) each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.70 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share of Series A Preferred Stock shall be $0.27, and the initial Conversion Price per share of Series B Preferred Stock shall be $0.70.  Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $1.30 per share and which results in aggregate cash proceeds to the Corporation of $10,000,000 (net of underwriting discounts and commissions), (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock or (iii) upon the conversion of a majority of the outstanding shares of Preferred Stock.

(c)                                  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be

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issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)                                 Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations.  The Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     In the event the Corporation should at any time or from time to time after the date upon which any shares of Series A Preferred Stock or Series B Preferred, as the case may be, were first issued (in each case, the “Purchase Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.

(ii)                                  If the number of shares of Common Stock outstanding at any time after a Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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(iii)                               The following provisions shall apply for purposes of this Section 4(d):

(A)                              The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(B)                                In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(C)                                Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

(e)                                  Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or other rights not described in Section 4(d)(i) or in this Section 4(e), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                                    Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock and the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.

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In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)                                 No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)                                 No Fractional Shares and Certificate as to Adjustments.

(i)  No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock or Series B Preferred Stock, as the case may be, pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be.

(i)                                     Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice

7

specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

(k)                                  Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.                                       Voting Rights.  The holder of each share of Series A Preferred Stock and Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.                                       Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.  The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

7.                                       Repurchase of Shares.  In connection with repurchases by the Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

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(C)                                Common Stock.

1.                                       Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                       Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

3.                                       Redemption.  The Common Stock is not redeemable.

4.                                       Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

(A)                              The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B)                                The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

(C)                                Any amendment or repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.”

* * *

3.                                       The foregoing amendment has been approved by the Board of Directors of this corporation.

4.                                       The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law.  The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 6,518,837 shares of Common Stock and 2,777,777 shares of Series A Preferred Stock.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.  The percentage vote required was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A Preferred Stock.

[signature page follows]

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The undersigned certifies under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

Executed at San Francisco, California., on May 10th, 1999.

/s/ Chuck Templeton
Chuck Templeton, President

/s/ Ralph L. Arnheim III
Ralph L. Arnheim III, Secretary

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